Exhibit 4.6

FORM OF UNDERWRITERS’ WARRANT AGREEMENT

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) WESTPARK CAPITAL, INC. (“WESTPARK”), UNIVEST SECURITIES LLC (“UNIVEST”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF WESTPARK, UNIVEST OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO [●], 20[19]. VOID AFTER 5:00 P.M., EASTERN TIME, [●], 20[24]1.

WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

for the Purchase of [●] Ordinary Shares represented by [●] American Depositary Shares of

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

1. Purchase Warrant. THIS CERTIFIES THAT, in consideration of funds duly paid by or on behalf of [                ](“Holder”), as registered owner of this Purchase Warrant, to AnPac Bio-Medical Science Co., Ltd., a business company incorporated under the laws of the British Virgin Islands (the “Company”), Holder is entitled, at any time or from time to time from [●], 20[19] (the “Commencement Date”), and at or before 5:00 p.m., Eastern time, [●], 20[24], which will be the five-year anniversary of the effective date of the Company’s Form F-1 registration statement (File No.333-234408) (such date, the “Effective Date”) pursuant to which the Company’s securities are offered to the public (the “Offering”) (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] Class A ordinary shares of the Company2, par value $0.01 (the “Shares”), in the form of American Depositary Shares (the “Warrant ADSs”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant, except as otherwise provided herein or with the Holder’s consent. This Purchase Warrant is initially exercisable at $[●]3 per Warrant ADS; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per Warrant ADS and the number of ADSs to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. Exercise.

2.1. Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Warrant ADSs being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

[1]	Date that is 5 years from the Effective Date.
[2]	Up to 8.5% of Class A shares offered in the Offering (excluding the over-allotment option).
[3]	125% of the price of the ADSs sold in the Offering.

2.2. Cashless Exercise. Provided that the Holder shall pay at least the par value of the Shares to be purchased, in lieu of exercising this Purchase Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of ADSs equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the exercise form attached hereto, in which event the Company will issue to Holder ADSs in accordance with the following formula:

X	=	Y(A-B)
A

Where,
	X	=	The number of Warrant ADS to be issued to Holder;
	Y	=	The number of Warrant ADS for which the Purchase Warrant is being exercised;
	A	=	The fair market value of one ADS; and
	B	=	The Exercise Price.

For purposes of this Section 2.2, the fair market value of one ADS is defined as follows:

(i)

if the Company’s ADSs are traded on a securities exchange, the fair market value shall be deemed to be the closing price on such exchange on the trading day immediately preceding the date of the exercise form being submitted in connection with the exercise of the Purchase Warrant;

(ii)

if the Company’s ADSs are actively traded over-the-counter, the fair market value shall be deemed to be the closing bid price on the over-the-counter market on the trading day immediately preceding the date of the exercise form being submitted in connection with the exercise of the Purchase Warrant; or

(iii)	if neither of clauses (i) or (ii) applies, the fair market value shall be the fair market value as determined in good faith by the Company’s Board of Directors.

2.3. Legend. Unless otherwise registered under the Securities Act of 1933, as amended (the “Act”), each certificate for the securities purchased under this Purchase Warrant shall bear a legend as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to the Company, is available.”

2.4. Resale of Shares. Holder and the Company acknowledge that as of the date hereof the Staff of the Division of Corporation Finance of the SEC has published Compliance & Disclosure Interpretation 528.04 in the Securities Act Rules section thereof, stating that the holder of securities issued in connection with a public offering may not rely upon Rule 144 promulgated under the Act to establish an exemption from registration requirements under Section 4(a)(1) under the Act, but may nonetheless apply Rule 144 constructively for the resale of such shares in the following manner: (a) provided that six (6) months has elapsed since the last sale under the registration statement, an underwriter or finder may resell the securities in accordance with the provisions of Rule 144(c), (e), and (f), except for the notice requirement; (b) a purchaser of the shares from an underwriter receives restricted securities unless the sale is made with an appropriate, current prospectus, or unless the sale is made pursuant to the conditions contained in (a) above; (c) a purchaser of the shares from an underwriter who receives restricted securities may include the underwriter’s holding period, provided that the underwriter or finder is not an affiliate of the issuer; and (d) if an underwriter transfers the shares to its employees, the employees may tack the firm’s holding period for purposes of Rule 144(d), but they must aggregate sales of the distributed shares with those of other employees, as well as those of the underwriter or finder, for a six-month period from the date of the transfer to the employees. Holder and the Company also acknowledge that the Staff of the Division of Corporation Finance of the SEC has advised in various no-action letters that the holding period associated with securities issued without registration to a service provider commences upon the completion of the services, which the Company agrees and acknowledges shall be the closing of the Offering, and that Rule 144(d)(3)(ii) provides that securities acquired from the issuer solely in exchange for other securities of the same issuer shall be deemed to have been acquired at the same time as the securities surrendered for conversion (which the Company agrees is the date of the initial issuance of this Purchase Warrant). In the event that following a request by Holder to transfer the Warrant ADSs in accordance with Compliance & Disclosure Interpretation 528.04 counsel for the Company reasonably concludes that Compliance & Disclosure Interpretation 528.04 no longer may be relied upon as a result of changes in applicable laws, regulations, or interpretations of the SEC Division of Corporation Finance, or as a result of judicial interpretations not known by the Company or its counsel on the date hereof (either, a “Registration Trigger Event”), then the Company shall promptly, and in any event within five (5) Business Days following the request, provide written notice to Holder of such determination. As a condition to giving such notice, the Company shall offer Holder a single demand registration right pursuant to an agreement in form acceptable to the Holder; provided that notwithstanding anything to the contrary, the obligations of the Company pursuant to this Section 2 shall terminate on the fifth (5th) anniversary of the Effective Date. In the absence of such conclusion by counsel for the Company, the Company shall, upon request of Holder given no earlier than six (6) months after the final closing of the Offering, instruct its transfer agent to permit the transfer of such shares in accordance with Compliance & Disclosure Interpretation 528.04, provided that Holder has provided such documentation as shall be reasonably be requested by the Company to establish compliance with the conditions of Compliance & Disclosure Interpretation 528.04.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City, the State of New York are authorized or required by law or other governmental action to close.

3. Transfer.

3.1. General Restrictions. The registered Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that pursuant to FINRA Rule 5110(g)(1), neither this Purchase Warrant nor any securities issuable upon exercise of this Purchase Warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date, except as provided for in FINRA Rule 5110(g)(2). One hundred eighty (180) days after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. Subject to applicable securities laws, the Company shall within five (5) Business Days upon receipt of the completed assignment form and payment of all transfer taxes, if any, transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Warrant ADSs purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2. Restrictions Imposed by the Act. The Shares evidenced by this Purchase Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the registration statement relating to the offer and sale of such Shares has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. Registration Rights.

4.1. Demand Registration.

4.1.1. Grant of Right. The Company, upon written demand (a “Demand Notice”) of the holder(s) of at least 51% of the Purchase Warrants and/or the underlying Warrant ADSs (“Majority Holders”), agrees to register, on one occasion, all or any portion of the Warrant ADSs underlying the Purchase Warrants (collectively, the “Registrable Securities”). On such occasion, the Company will file a registration statement with the Commission covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective as soon as possible thereafter, subject to compliance with review by the Commission; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 4.2 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement, or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until 90 days after such offering is consummated. Notwithstanding the foregoing, if the filing, initial effectiveness or continued use of a registration statement filed hereunder would require the Company to make a public disclosure of material non-public information, which disclosure in the good-faith judgment of the Company based on the advice of counsel (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement or (iii) would reasonably be expected to adversely affect in any material respect the Company or its business or the Company’s ability to effect a bona fide material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such decision to the Holders, delay the filing or initial effectiveness of, or suspend use of, such registration statement; provided that the Company shall not be permitted to do so by invoking the ground in item (iii) above (x) more than once in any six-month period or (y) for any single period of time in excess of 90 days (or up to 120 days in the case of year-end financial results), or for periods exceeding, in the aggregate, 90 days (or up to 120 days in the case of year-end financial results) during any 12-month period. In the event that the Company exercises its rights under the preceding sentence, the Holder agrees to suspend, promptly upon receipt of the notice referred to above, the use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. In order to defer the filing of a registration statement pursuant to this Section 4.1.1, the Company shall promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to each requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 4.1.1 and a statement of the ground for such deferral; provided that the Company shall not be required to provide any material non-public information to the Holder. The demand for registration may be made on only one occasion while Holder holds any of the Registrable Securities during a period of four (4) years beginning on the Commencement Date in accordance with FINRA Rule 5110(f)(2)(G)(iv). The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Purchase Warrants and/or the Registrable Securities within fifteen (15) days after the date of the receipt of any such Demand Notice.

4.1.2. Terms. The Company shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to Section 4.1.1, but the Holder shall pay their own out-of-pocket expenses, including any and all underwriting commissions and the expenses of any legal counsel selected by the Holder to represent it in connection with the sale of the Registrable Securities. The Company agrees to use its reasonable best efforts to cause the filing and to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause: (i) the Company to be obligated to qualify to do business in such state or transact as a foreign corporation doing business in such jurisdiction or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its commercially reasonable efforts to cause any registration statement filed pursuant to the demand right granted under Section 4.1.1 to remain effective for a period of nine consecutive months after the date that the Holders of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Holder shall only use the prospectuses provided by the Company to sell the Warrant ADSs covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission.

4.2. “Piggy-Back” Registration.

4.2.1. Grant of Right. In addition to the demand right of registration described in Section 4.1 hereof, the Holder shall have the right for a period of no more than two (2) years from the Commencement Date in accordance with FINRA Rule 5110(f)(2)(G)(v), to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form or for a dividend reinvestment plan); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of ADSs which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter(s) shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holder(s) seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holder(s); provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

4.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.2.1 hereof, but the Holders shall pay their own out-of-pocket expenses, including any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holder(s) of outstanding Registrable Securities with not less than fifteen (15) days written notice prior to the proposed date of filing of such registration statement, unless such notice is specifically waived in writing by the then Holder(s). Such notice to the Holders shall continue to be given for each registration statement filed by the Company during the two (2) year period following the Commencement Date until such time as all of the Registrable Securities have been registered for resale under the Act or sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Purchase Warrant, there shall be no limit on the number of times the Holder may request registration under this Section 4.2.2; provided, however, that such “piggy-back” registration rights shall terminate on the second (2nd) anniversary of the Commencement Date in accordance with FINRA Rule 5110(f)(2)(G)(v).

4.3 Damages. Should the registration or the effectiveness thereof required by Sections 4.1 and 4.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, other than due to any regulatory or other factors outside of the Company’s control, the Holder(s) shall be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

4.4. Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Holder(s) pursuant to the underwriting agreement relating to such registration statement (the “Underwriting Agreement”). The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

4.5. Exercise of Purchase Warrants. Nothing contained in this Purchase Warrant shall be construed as requiring the Holder(s) to exercise their Purchase Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.6. Documents Delivered to Holders. The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter, at their own expenses, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times, during normal business hours, as any such Holder shall reasonably request; provided that the Company shall not be required to disclose any confidential information or other records to the Underwriter, as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

4.7. Underwriting Agreement. If the Company shall enter into an underwriting agreement, pursuant to which Registrable Securities of a Holder are being registered, such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their Warrant ADSs and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter.

4.8. Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 4. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5. New Purchase Warrants to be Issued.

5.1. Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder, without charge, a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Warrant ADSs purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2. Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1. Adjustments to Exercise Price and Number of Warrant ADSs. The Exercise Price and the number of Warrant ADSs underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1. Share Dividends; Subdivisions. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares or ADSs is increased by a share dividend payable in Shares or ADSs or by a subdivision of Shares or ADSs or other similar event, then, on the effective day thereof, the number of Warrant ADSs purchasable hereunder shall be increased in proportion to such increase in outstanding Shares or ADSs, and the Exercise Price shall be proportionately decreased.

6.1.2. Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares or ADSs is decreased by a consolidation, combination or reclassification of Shares or ADSs or other similar event, then, on the effective date thereof, the number of Warrant ADSs purchasable hereunder shall be decreased in proportion to such decrease in issued and outstanding Shares or ADSs, and the Exercise Price shall be proportionately increased.

6.1.3. Replacement of Securities Upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Shares or ADSs other than a change covered by Section 6.1.1 or Section 6.1.2 hereof or that solely affects the par value of such Shares or ADSs, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares or ADSs), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, and if this Purchase Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding, then the Purchase Warrant shall thereafter (until the expiration of the right of exercise of this Purchase Warrant), in lieu of or in addition to (as the case may be) the number of Warrant ADSs then exercisable under this Purchase Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Purchase Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Purchase Warrant); in such case, appropriate adjustment shall be made with respect to the Holder’s rights under this Purchase Warrant to insure that the provisions of this Section 6.1.3 hereof shall thereafter be applicable, as nearly as possible, to this Purchase Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Purchase Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing person is other than the Company, an immediate adjustment in the Exercise Price to the value per Share reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant ADSs acquirable upon exercise of this Purchase Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is different from the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 6.1.3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction in which the Company is not the survivor unless, prior to the consummation thereof, the successor person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Purchase Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Purchase Warrant.

6.1.4. Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Warrant ADSs as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2. Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares or ADSs), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of ADSs of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its maximum number of authorized Shares, solely for the purpose of issuance upon exercise of the Purchase Warrants, such number of Shares or other securities, properties or rights to provide for the issuance of the Warrant ADSs upon the exercise of any purchase rights under this Purchase Warrant. The Company covenants and agrees that, upon exercise of the Purchase Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all Warrant ADSs and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Warrant ADSs issuable upon exercise of the Purchase Warrants to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, quoted on the OTC Bulletin Board or any successor trading market) on which the Company’s ADSs may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1. Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least ten (10) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2. Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares or ADSs for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares or ADSs any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3. Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4. Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Attn: [●]

If to the Company:

AnPac Bio-Medical Science Co., Ltd.
No. 105 Sinan Road
Shanghai 200025, China
Attn: Dr. Chris Chang Yu
Ms. Lisa Ying

9. Miscellaneous.

9.1. Amendments. The Company and [WestPark/Univest] may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and [WestPark/Univest] may deem necessary or desirable and that the Company and [WestPark /Univest] deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3. Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4. Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5. Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. Each of the Company and the Holder hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be non-exclusive. Each of the Company and the Holder hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company and the Holder in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6. Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7. Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company and [WestPark/Univest] enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the [●] day of [●],
20[●].

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By:
Name:	Chris Chang Yu
Title:	Chairman of the Board of Directors and Chief Executive Officer

[Form to be used to exercise Purchase Warrant]

Date:

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for [●] Warrant ADSs, of AnPac Bio-Medical Science Co., Ltd., a corporation governed by the laws of the British Virgin Islands (the “Company”), and hereby makes payment of $ (at the rate of $[●] per Warrant ADS) in payment of the Exercise Price pursuant thereto. Please issue the Warrant ADSs as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Warrant ADSs for which this Purchase Warrant has not been exercised.

Or

The undersigned hereby elects irrevocably to convert its right to purchase [●] Warrant ADSs of the Company under the Purchase Warrant for [●] Warrant ADSs, as determined in accordance with the following formula:

X	=	Y(A-B)
A

Where,
	X	=	The number of Warrant ADSs to be issued to Holder;
	Y	=	The number of Warrant ADSs for which the Purchase Warrant is being exercised;
	A	=	The fair market value of one Warrant ADS which is equal to $[●]; and
	B	=	The Exercise Price which is equal to $[●] per share

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Warrant ADSs as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Warrant ADSs for which this Purchase Warrant has not been converted.

Signature:

Signature Guaranteed:

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in Block Letters)
Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

[Form to be used to assign Purchase Warrant]

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, [●] does hereby sell, assign and transfer unto the right to purchase Warrant ADSs, of AnPac Bio-Medical Science Co., Ltd., a corporation governed by the laws of the British Virgin Islands (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:

Signature :

Signature Guaranteed :

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.